Filed pursuant to Rule 424(b)5
                                               Registration No.333-51671


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 1998)



                                  $150,000,000



                             [HIGHWOODS LOGO HERE]



                               HIGHWOODS REALTY
                              LIMITED PARTNERSHIP

                               8% NOTES DUE 2003


                               ----------------
                   INTEREST PAYABLE ON JUNE 1 AND DECEMBER 1


                               ----------------
WE MAY, AT ANY TIME, REDEEM THE NOTES AT THE REDEMPTION PRICE DESCRIBED HEREIN.
   THE NOTES ARE UNSECURED AND RANK EQUALLY WITH ALL OF OUR OTHER UNSECURED SENIOR INDEBTEDNESS. WE DO NOT INTEND TO LIST THE NOTES ON
                       ANY NATIONAL SECURITIES EXCHANGE.


                               ----------------
      INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                   ON PAGE 2 IN THE ACCOMPANYING PROSPECTUS.


                               ----------------
                  PRICE 99.450% AND ACCRUED INTEREST, IF ANY


                               ----------------

                                          UNDERWRITING
                         PRICE TO        DISCOUNTS AND           OUR
                          PUBLIC          COMMISSIONS         PROCEEDS
                     ----------------   ---------------   ----------------
PER NOTE .........          99.450%            .600%             98.850%
TOTAL ............    $149,175,000         $900,000        $148,275,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE NOTES TO PURCHASERS ON NOVEMBER 25, 1998.

                               ----------------
MORGAN STANLEY DEAN WITTER
   MERRILL LYNCH & CO.

      NATIONSBANC MONTGOMERY SECURITIES LLC

         SALOMON SMITH BARNEY


NOVEMBER 20, 1998

                               TABLE OF CONTENTS




                               PROSPECTUS SUPPLEMENT
                                                                               PAGE
                                                                              -----
Forward-Looking Statements ................................................    S-3
The Operating Partnership .................................................    S-3
Recent Developments .......................................................    S-5
The Properties ............................................................    S-9
Use of Proceeds ...........................................................    S-11
Capitalization ............................................................    S-11
Selected Financial Data ...................................................    S-12
Description of Notes ......................................................    S-14
Underwriters ..............................................................    S-18
Legal Matters .............................................................    S-19
                                                    PROSPECTUS
The Company and the Operating Partnership .................................    2
Risk Factors ..............................................................    2
Use of Proceeds ...........................................................    9
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends     9
Description of Debt Securities ............................................   10
Description of Preferred Stock ............................................   24
Description of Series A Preferred Shares ..................................   30
Description of Series B Preferred Shares ..................................   31
Description of Series D Preferred Shares ..................................   31
Description of Depositary Shares ..........................................   32
Description of Common Stock ...............................................   36
Federal Income Tax Considerations .........................................   40
Plan of Distribution ......................................................   53
Experts ...................................................................   54
Legal Matters .............................................................   55
Available Information .....................................................   56
Incorporation of Certain Documents by Reference ...........................   56

                               ----------------
     Prospective investors may rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. Neither Highwoods Realty Limited Partnership nor any Underwriter has authorized anyone to provide prospective investors with information different from that contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Neither this Prospectus Supplement nor the accompanying Prospectus is an offer to sell or seeks an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale of these securities implies that the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus is correct as of any time other than the date of this Prospectus Supplement, the accompanying Prospectus or the date of the document in which it was first presented, if different.

     WE REFER TO (1) HIGHWOODS PROPERTIES, INC. AS THE "COMPANY," (2) HIGHWOODS REALTY LIMITED PARTNERSHIP (FORMERLY HIGHWOODS/FORSYTH LIMITED PARTNERSHIP) AS THE "OPERATING PARTNERSHIP," (3) THE COMPANY'S COMMON STOCK AS "COMMON STOCK"AND (4) THE OPERATING PARTNERSHIP'S COMMON PARTNERSHIP INTERESTS AS "COMMON UNITS."


                          FORWARD-LOOKING STATEMENTS

     SOME OF THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THE RISK FACTORS NOTED IN THE "RISK FACTORS" SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT.


                           THE OPERATING PARTNERSHIP

GENERAL

     We are one of the largest owners and operators of office and industrial properties in the Southeast. At September 30, 1998, we owned or had a majority interest in 665 in-service office, industrial and retail properties encompassing approximately 44.9 million rentable square feet and 2,325 apartment units. We refer to our majority-owned in-service properties in this Prospectus Supplement as "Properties." In addition, at September 30, 1998, we owned an interest (50% or less) in 18 in-service office and industrial properties encompassing approximately 1.6 million rentable square feet. Our properties are located in 21 markets in North Carolina, Florida, Tennessee, Georgia, Virginia, Missouri, Kansas, Iowa, South Carolina, Maryland and Alabama. At September 30, 1998, our office, industrial and retail Properties were 93% leased and our multi-family Properties were 96% leased.

     At September 30, 1998, we were developing an additional 52 properties, which will encompass approximately 6.1 million rentable square feet. As of September 30, 1998, we also owned 1,647 acres (and had agreed to purchase an additional 774 acres) of undeveloped land suitable for future development. This development land, substantially all of which has utility infrastructure already in place, is zoned and available for office, industrial, retail and/or multi-family development. We also provide leasing, property management, real estate development, construction and miscellaneous services for our properties as well as for third parties.

     The Company, a self-administered and self-managed equity REIT that began operations through a predecessor in 1978, is the sole general partner of the Operating Partnership. The Operating Partnership conducts substantially all of the Company's operations, and the Company's ownership interest in the Operating Partnership represents substantially all of the Company's assets. The Company owns approximately 85% of the Common Units in the Operating Partnership. Limited partners (including certain officers and directors of the Company) own the remaining Common Units. Holders of Common Units may redeem them for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     The Operating Partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and our telephone number is (919) 872-4924. We maintain offices in each of our primary markets.


OPERATING STRATEGY

     We believe that we will continue to benefit from the following factors:

     DIVERSIFICATION. Since the Company's initial public offering in 1994, we have significantly reduced our dependence on any particular market, property type or tenant. For example, since the Company's initial public offering, our in-service portfolio has expanded from 41 North Carolina office properties (40 of which were in the Research Triangle area of North Carolina) to 683 office, industrial and retail properties and 2,325 apartment units in 21 markets in the southeast and midwest. Based on September 1998 results, approximately 27.7% of the rental revenue of our Properties was derived from properties in North Carolina (13.1% in the Research Triangle). Our tenants represent a diverse cross-section of the economy. As of September 30, 1998, our 20 largest tenants represented approximately 19.9% of the combined rental revenue from our Properties, and the largest single tenant accounted for approximately 2.7% of such revenue.

     DEVELOPMENT AND ACQUISITION OPPORTUNITIES. We generally seek to engage in the development of office and industrial projects in our existing geographic markets, primarily in suburban business parks. We intend to focus our development efforts on build-to-suit projects and projects where we have identified sufficient demand. In build-to-suit development, the building is significantly pre-leased to one or more tenants prior to construction. Build-to-suit projects often foster strong long-term relationships with tenants, creating future development opportunities as the facility needs of tenants increase. As of September 30, 1998, we were developing 52 properties, which will encompass approximately 6.1 million rentable square feet. We believe our commercially zoned and unencumbered development land in existing business parks is an advantage we have over many of our competitors in pursuing development opportunities. As of September 30, 1998, we owned 1,647 acres (and had agreed to purchase an additional 774 acres) of such land for future development.

     We also seek to acquire selective suburban office and industrial properties in our existing geographic markets at prices below replacement cost that offer attractive returns. These would include acquisitions of underperforming, high quality properties in our existing markets that offer us opportunities to improve such properties' operating performance.

     MANAGED GROWTH STRATEGY. Our strategy has been to focus our real estate activities in markets where we believe our extensive local knowledge gives us a competitive advantage over other real estate developers and operators. As we expanded into new markets, we continued to maintain this localized approach by combining with local real estate operators with many years of development and management experience in their respective markets. Approximately three-quarters of our properties were either developed by us or are managed on a day-to-day basis by personnel who previously managed, leased and/or developed those properties before their acquisition by us.

     Our development and acquisition activities also benefit from our local market presence and knowledge. Our property-level officers have on average over 20 years of real estate experience in their respective markets. Because of this experience, we are in a better position to evaluate acquisition and development opportunities. In addition, our relationships with our tenants and those tenants at properties for which we conduct third-party fee-based services may lead to development projects when these tenants seek new space.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED ORGANIZATION. We provide a complete line of real estate services to our tenants and third parties. We believe that our in-house development, acquisition, construction management, leasing and management services allow us to respond to the many demands of our existing and potential tenant base. We provide our tenants cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of our capabilities and resources provides us with market information not generally available. We believe that the operating efficiencies achieved through our fully integrated organization also provide a competitive advantage in setting our lease rates and pricing other services.

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. We are committed to maintaining a flexible and conservative capital structure that: (i) allows growth through development and acquisition opportunities; (ii) promotes future earnings growth; and (iii) provides access to the private and public equity and debt markets on favorable terms. Accordingly, we expect to meet our long-term liquidity requirements, including funding our development activity, through a combination of:

     o borrowings under our $600 million unsecured revolving credit facility;

     o the issuance of unsecured debt securities;

     o the issuance of equity securities by both the Company and the Operating Partnership;

     o the selective disposition of non-core assets; and

     o the sale or contribution of certain of our wholly owned properties to strategic joint ventures to be formed with selected institutional investors.

     Assuming completion of this offering, our debt as of September 30, 1998 would have totaled approximately $1.8 billion and would have represented approximately 44% of total market capitalization.


                              RECENT DEVELOPMENTS

PENDING JOINT VENTURE

     In October 1998, we signed a letter of intent to form a joint venture with an institutional investor representing certain foreign funds, pursuant to which we would sell or contribute certain office properties valued at approximately $150 million to a newly created limited partnership, which we refer to as the "Joint Venture." Assuming completion of this transaction on the terms set forth in the letter of intent, the institutional investor would contribute approximately $55 million for a 72% interest in the Joint Venture, and the Joint Venture would borrow approximately $75 million from third-party lenders. We would retain the remaining 28% interest in the Joint Venture, receive cash proceeds of approximately $129 million and be the sole and exclusive manager and leasing agent of the Joint Venture's properties, for which we would receive customary management fees and leasing commissions. We intend to use the cash proceeds received in the transaction to fund existing development activity either through direct payments or repayment of borrowings under our revolving credit facility. Although both parties intend to sign definitive agreements related to the transaction and to close the transaction by March 31, 1999, we can provide no assurance that all or part of the transaction will be consummated.


PENDING AND COMPLETED DISPOSITIONS

     In November 1998, we signed a letter of intent to sell certain non-core office properties in Florida for gross proceeds of approximately $130 million. Non-core properties generally include single buildings that do not fit our long-term strategy. Although we believe that the disposition transaction in Florida will close by January 31, 1999, we can provide no assurance that all or part of the transaction will be consummated. In addition, we have under contract to sell or have sold certain other non-core properties for gross proceeds of $20 million since September 30, 1998.

RECENT DEVELOPMENT ACTIVITY
     The following tables set forth certain information with respect to the Operating Partnership's properties under development as of September 30, 1998:


                                                         RENTABLE    ESTIMATED    COST AT
               NAME                     LOCATION       SQUARE FEET     COSTS      9/30/98
--------------------------------- ------------------- ------------- ----------- -----------
                                                                    (DOLLARS IN THOUSANDS)
              IN-PROCESS
OFFICE:
10 Glenlakes                      Atlanta                 254,000    $ 35,100    $ 17,802
Highwoods Center at Tradeport     Atlanta                  45,000       3,717         765
Automatic Data Processing         Baltimore               110,000      12,400      10,816
Highwoods I                       Baltimore               125,000      15,300       3,206
Parkway 11                        Charlotte                22,000       1,800         872
Parkway 12                        Charlotte                32,000       2,600         607
Parkway Plaza 14                  Charlotte                90,000       7,690         898
Lakefront Plaza I                 Hampton Roads            76,000       7,477       1,006
Valencia Place                    Kansas City             241,000      34,020       2,632
Southwind Building C              Memphis                  74,000       7,700       3,743
Southwind Building D              Memphis                  64,000       6,800       1,037
Caterpillar Financial Center      Nashville               313,000      54,000       9,152
Lakeview Ridge III                Nashville               131,000      13,100       3,747
Westwood South                    Nashville               125,000      13,530       3,354
Maitland I (C N A)                Orlando                 180,000      24,400      11,332
Capital Plaza                     Orlando                 341,000      53,000       3,069
Hard Rock                         Orlando                  63,000       7,000       3,765
Maitland III (C N A)              Orlando                  78,000       9,885       1,255
Concourse Center One              Piedmont Triad           86,000       8,400       1,503
3737 Glenwood Ave.                Research Triangle       107,000      16,700       1,835
Highwoods Centre                  Research Triangle        76,000       8,300       6,149
Overlook                          Research Triangle        97,000      10,500       6,756
Red Oak                           Research Triangle        65,000       6,000       3,612
Eastshore II                      Richmond                 76,000       7,842       4,465
Highwoods Common                  Richmond                 49,000       4,840         703
Stony Point II                    Richmond                133,000      13,881       4,493
Sportsline USA                    South Florida            80,000      10,000          --
Highwoods Square                  South Florida            93,000      12,500       5,788
380 Park Place                    Tampa                    83,000       9,000          --
Intermedia Building 1             Tampa                   200,000      27,040          --
Intermedia Building 2             Tampa                    30,000       4,056          --
Intermedia Building 3             Tampa                   170,000      22,984          --
Intermedia Building 4             Tampa                   200,000      29,219          --
Intermedia Building 5             Tampa                   200,000      29,219          --
Interstate Corporate Center (3)   Tampa                   309,000      15,600      13,435
Sabal Pavillion Phase I           Tampa                   121,000      12,500       8,395
Highwoods Centre                  Virginia Beach           98,000       9,925       4,718
                                                          -------    --------    --------
IN-PROCESS OFFICE TOTAL OR
WEIGHTED AVERAGE                                        4,637,000    $568,025    $140,910
                                                        =========    ========    ========
Industrial:
HIW Distribution Center           Richmond                166,000    $  5,764    $  1,927
Chastain III                      Atlanta                  54,000       2,098       1,471
Newpoint III                      Atlanta                  84,000       3,000       2,158
Air Park South Warehouse II       Piedmont Triad          136,000       4,200       2,361
Air Park South Warehouse VI       Piedmont Triad          189,000       8,000       2,093
                                                        ---------    --------    --------
IN-PROCESS INDUSTRIAL TOTAL OR
WEIGHTED AVERAGE                                          629,000    $ 23,062    $ 10,010
                                                        =========    ========    ========
Retail:
Seville Square (3)                Kansas City             119,000    $ 32,100       9,377
Valencia Place                    Kansas City              81,000      14,362       1,128
                                                        ---------    --------    --------
IN-PROCESS RETAIL TOTAL OR
WEIGHTED AVERAGE                                          200,000    $ 46,462    $ 10,505
                                                        =========    ========    ========
TOTAL OR WEIGHTED AVERAGE OF ALL
IN-PROCESS DEVELOPMENT PROJECTS                         5,466,000    $637,549    $161,425
                                                        =========    ========    ========
----------
(1) Includes the effect of letters of intent.
(2) The Operating Partnership generally considers a development project to be stabilized upon the earlier of the first date such project is at least 95% occupied or one year from the date of completion.
(3) Redevelopment project.



                                    PRE-LEASING     ESTIMATED      ESTIMATED
               NAME                PERCENTAGE(1)   COMPLETION   STABILIZATION(2)
--------------------------------- --------------- ------------ -----------------
              IN-PROCESS
OFFICE:
10 Glenlakes                             59%         1Q 99           4Q 99
Highwoods Center at Tradeport           100          1Q 99           2Q 99
Automatic Data Processing               100          4Q 98           4Q 98
Highwoods I                              --          2Q 99           4Q 99
Parkway 11                               41          1Q 99           3Q 99
Parkway 12                               --          1Q 99           3Q 99
Parkway Plaza 14                         53          2Q 99           4Q 99
Lakefront Plaza I                        15          2Q 99           1Q 00
Valencia Place                           42          1Q 00           2Q 00
Southwind Building C                    100          4Q 98           4Q 98
Southwind Building D                     20          2Q 99           4Q 99
Caterpillar Financial Center             74          1Q 00           2Q 00
Lakeview Ridge III                       --          2Q 99           3Q 99
Westwood South                           53          3Q 99           1Q 00
Maitland I (C N A)                      100          1Q 99           1Q 99
Capital Plaza                            30          1Q 00           4Q 01
Hard Rock                               100          4Q 98           4Q 98
Maitland III (C N A)                    100          2Q 99           2Q 99
Concourse Center One                     25          2Q 99           1Q 00
3737 Glenwood Ave.                       56          3Q 99           1Q 00
Highwoods Centre                         91          4Q 98           1Q 99
Overlook                                 54          4Q 98           2Q 99
Red Oak                                  --          4Q 98           2Q 99
Eastshore II                              3          4Q 98           3Q 99
Highwoods Common                         --          1Q 99           3Q 99
Stony Point II                           32          2Q 99           4Q 99
Sportsline USA                          100          3Q 99           3Q 00
Highwoods Square                         26          4Q 98           4Q 99
380 Park Place                          100          4Q 99           1Q 00
Intermedia Building 1                   100          1Q 00           1Q 00
Intermedia Building 2                   100          1Q 00           1Q 00
Intermedia Building 3                   100          1Q 00           1Q 00
Intermedia Building 4                   100          2Q 00           2Q 00
Intermedia Building 5                   100          3Q 01           3Q 01
Interstate Corporate Center (3)          90          4Q 98           2Q 99
Sabal Pavillion Phase I                 100          4Q 98           4Q 98
Highwoods Centre                         36          4Q 98           3Q 99
                                        ---
IN-PROCESS OFFICE TOTAL OR
WEIGHTED AVERAGE                         64%
                                        ===
Industrial:
HIW Distribution Center                  33%         4Q 98           3Q 99
Chastain III                             75          4Q 98           1Q 99
Newpoint III                             74          4Q 98           2Q 99
Air Park South Warehouse II              --          4Q 98           1Q 99
Air Park South Warehouse VI             100          1Q 99           1Q 99
                                        ---
IN-PROCESS INDUSTRIAL TOTAL OR
WEIGHTED AVERAGE                         55%
                                        ===
Retail:
Seville Square (3)                       60%         1Q 99           3Q 99
Valencia Place                           --          4Q 99           2Q 00
                                        ---
IN-PROCESS RETAIL TOTAL OR
WEIGHTED AVERAGE                         36%
                                        ===
TOTAL OR WEIGHTED AVERAGE OF ALL
IN-PROCESS DEVELOPMENT PROJECTS          62%
                                        ===
----------
(1) Includes the effect of letters of intent.
(2) The Operating Partnership generally considers a development project to be stabilized upon the earlier of the first date such project is at least 95%
    occupied or one year from the date of completion.
(3) Redevelopment project.

                                                         RENTABLE    ESTIMATED    COST AT
               NAME                     LOCATION       SQUARE FEET     COSTS      9/30/98
--------------------------------- ------------------- ------------- ----------- -----------
                                                                    (DOLLARS IN THOUSANDS)
   COMPLETED -- NOT STABILIZED
OFFICE:
Ridgefield III                    Asheville                57,000    $  5,500    $  4,129
Situs II                          Research Triangle        59,000       6,300       4,614
Patewood VI                       Greenville              107,000      11,400       9,938
Cool Springs I                    Nashville               153,000      16,800      10,771
Maitland II (C N A)               Orlando                  50,000       4,950       3,503
                                                          -------    --------    --------
COMPLETED-NOT STABILIZED OFFICE
TOTAL OR WEIGHTED AVERAGE                                 426,000    $ 44,950    $ 32,955
                                                          =======    ========    ========
Industrial:
Chastain II                       Atlanta                  67,000       2,602       1,791
Tradeport 1                       Atlanta                  87,000       3,100       2,448
Tradeport 2                       Atlanta                  87,000       3,100       2,449
                                                          -------    --------    --------
COMPLETED-NOT STABILIZED
INDUSTRIAL TOTAL OR WEIGHTED
AVERAGE                                                   241,000    $  8,802    $  6,688
                                                          =======    ========    ========
TOTAL OR WEIGHTED AVERAGE OF ALL
COMPLETED-NOT STABILIZED
DEVELOPMENT PROJECTS                                      667,000    $ 53,752    $ 39,643
                                                          =======    ========    ========
TOTAL OR WEIGHTED AVERAGE OF ALL
DEVELOPMENT PROJECTS                                    6,133,000    $691,301    $201,068
                                                        =========    ========    ========



                                    Pre-Leasing     Estimated      Estimated
               Name                Percentage(1)   Completion   Stabilization(2)
--------------------------------- --------------- ------------ -----------------
   COMPLETED -- NOT STABILIZED
OFFICE:
Ridgefield III                           29%         3Q 98           3Q 99
Situs II                                 48          3Q 98           2Q 99
Patewood VI                              90          3Q 98           1Q 99
Cool Springs I                           50          3Q 98           1Q 99
Maitland II (C N A)                     100          3Q 98           1Q 99
                                        ---
COMPLETED-NOT STABILIZED OFFICE
TOTAL OR WEIGHTED AVERAGE                63%
                                        ===
Industrial:
Chastain II                             100%         3Q 98           4Q 98
Tradeport 1                               0          3Q 98           1Q 99
Tradeport 2                               0          3Q 98           2Q 99
                                        ---
COMPLETED-NOT STABILIZED
INDUSTRIAL TOTAL OR WEIGHTED
AVERAGE                                  28%
                                        ===
TOTAL OR WEIGHTED AVERAGE OF ALL
COMPLETED-NOT STABILIZED
DEVELOPMENT PROJECTS                     50%
                                        ===
TOTAL OR WEIGHTED AVERAGE OF ALL
DEVELOPMENT PROJECTS                     60%
                                        ===

----------
(1) Includes the effect of letters of intent.

(2) The Operating Partnership generally considers a development project to be stabilized upon the earlier of the first date such project is at least 95% occupied or one year from the date of completion.

                                                              DEVELOPMENT ANALYSIS
                                                RENTABLE             ESTIMATED          PRE-LEASING
                                               SQUARE FEET             COSTS           PERCENTAGE(1)
                                           ------------------   ------------------   -----------------
                                                             (dollars in thousands)
SUMMARY BY ESTIMATED STABILIZATION DATE:
 Fourth Quarter 1998 ...................       435,000          $   42,202                       100%
 First Quarter 1999 ....................   1,032,000                83,248                        68
 Second Quarter 1999 ...................     824,000                58,102                        66
 Third Quarter 1999 ....................     750,000                83,471                        25
 Fourth Quarter 1999 ...................     759,000                91,271                        37
 First Quarter 2000 ....................     877,000               109,187                        73
 Second Quarter 2000 ...................     835,000               131,601                        64
 Third Quarter 2000 ....................      80,000                10,000                       100
 Third Quarter 2001 ....................     200,000                29,219                       100
 Fourth Quarter 2001 ...................     341,000                53,000                        30
                                           -----------          ----------                       ---
   TOTAL OR WEIGHTED AVERAGE ...........   6,133,000            $  691,301                        60%
                                           ===========          ==========                       ===
SUMMARY BY MARKET:
 Asheville .............................      57,000            $    5,500                        29%
 Atlanta ...............................     678,000                52,717                        54
 Baltimore .............................     235,000                27,700                        47
 Charlotte .............................     144,000                12,090                        39
 Greenville ............................     107,000                11,400                        90
 Hampton Roads .........................      76,000                 7,477                        15
 Kansas City ...........................     441,000                80,482                        39
 Memphis ...............................     138,000                14,500                        63
 Nashville .............................     722,000                97,430                        52
 Orlando ...............................     712,000                99,235                        66
 Piedmont Triad ........................     411,000                20,600                        51
 Research Triangle .....................     404,000                47,800                        52
 Richmond ..............................     424,000                32,327                        23
 South Florida .........................     173,000                22,500                        60
 Tampa .................................   1,313,000               149,618                        98
 Virginia Beach ........................      98,000                 9,925                        36
                                           -----------          ----------                       ---
   TOTAL OR WEIGHTED AVERAGE ...........   6,133,000            $  691,301                        60%
                                           ===========          ==========                       ===
 Build-to-Suit .........................   1,394,000            $  185,203                       100%
 Multi-Tenant ..........................   4,739,000               506,098                        49%
                                           -----------          ----------                       ---
   TOTAL OR WEIGHTED AVERAGE ...........   6,133,000            $  691,301                        60%
                                           ===========          ==========                       ===

                                           AVERAGE RENTABLE       AVERAGE                 AVERAGE
                                              SQUARE FEET        ESTIMATED COSTS      PRE-LEASING(1)
                                           ------------------   ------------------    --------------
BY PROPERTY TYPE:
 Office ................................     120,548            $   14,595                        64%
 Industrial ............................     108,750                 3,983                        48
 Retail ................................     100,000                23,231                        36
                                           -----------          ----------            --------------
   TOTAL OR WEIGHTED AVERAGE ...........     117,942            $   13,294                        60%
                                           ===========          ==========            ==============

----------
(1) Includes the effect of letters of intent.

                                THE PROPERTIES

GENERAL

     As of September 30, 1998, the Operating Partnership owned or had a majority interest in 665 in-service office, industrial and retail properties encompassing approximately 44.9 million rentable square feet and 2,325 apartment units. The following table sets forth certain information about the Properties at September 30, 1998 in each of the Operating Partnership's 21 markets:


                                                                          PERCENTAGE OF ANNUALIZED RENTAL REVENUE (3)
                                     RENTABLE                      ----------------------------------------------------------
                                  SQUARE FEET (1)   OCCUPANCY (2)    OFFICE    INDUSTRIAL   RETAIL   MULTI-FAMILY     TOTAL
                                ------------------ --------------- ---------- ------------ -------- -------------- ----------
Research Triangle, NC .........      5,094,000            93%          12.8%       0.3%        --          --          13.1%
Tampa, FL .....................      4,536,000            92           11.0        0.5         --          --          11.5
Kansas City ...................      3,190,000(4)         94            3.1        0.3        4.6%        3.2%         11.2
Atlanta, GA ...................      5,551,000            94            8.3        2.1         --          --          10.4
Piedmont Triad, NC ............      9,180,000            95            5.8        4.4         --          --          10.2
South Florida .................      3,189,000            91            8.2        0.6         --          --           8.8
Orlando, FL ...................      2,478,000            92            6.0         --         --          --           6.0
Nashville, TN .................      2,052,000            94            5.1        0.6         --          --           5.7
Charlotte, NC .................      2,232,000            93            3.5        0.7         --          --           4.2
Richmond, VA ..................      1,633,000            91            3.6        0.2         --          --           3.8
Jacksonville, FL ..............      1,477,000            92            3.3         --         --          --           3.3
Greenville, SC ................      1,113,000            95            2.4        0.2         --          --           2.6
Memphis, TN ...................        705,000            98            2.4         --         --          --           2.4
Baltimore, MD .................        653,000            93            1.9         --         --          --           1.9
Des Moines, IA ................        410,000            97            0.8         --         --         0.6           1.4
Tallahassee, FL ...............        410,000            97            1.2         --         --          --           1.2
Columbia, SC ..................        425,000            91            1.1         --         --          --           1.1
Hampton Roads, VA .............        266,000            98            0.4        0.1         --          --           0.5
Birmingham, AL ................        115,000           100            0.4         --         --          --           0.4
Asheville, NC .................        124,000           100            0.1        0.1         --          --           0.2
Ft. Myers, FL .................         52,000            61            0.1         --         --          --           0.1
                                     -----------         ---           ----       ----        ---         ---         -----
                                    44,885,000(4)         93%          81.5%      10.1%       4.6%        3.8%        100.0%
                                    ============         ===           ====       ====        ===         ===         =====

----------
(1) Excludes 1,907 apartment units in Kansas City and 418 apartment units in Des Moines.
(2) Excludes Kansas City's apartment units occupancy of 96% and Des Moines' apartment units occupancy of 99%.
(3) Annualized Rental Revenue is September 1998 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.
(4) Excludes 535,000 square feet of basement space.

TENANTS
     The following table sets forth information concerning the 20 largest tenants of the Properties as of September 30, 1998:

                                                                                     PERCENT OF TOTAL
                                                  NUMBER          ANNUALIZED            ANNUALIZED
TENANT                                          OF LEASES     RENTAL REVENUE (1)      RENTAL REVENUE
--------------------------------------------   -----------   --------------------   -----------------
                                                               (dollars in thousands)
 1. IBM ....................................        15             $ 14,645                 2.7%
 2. Federal Government .....................        54               13,251                 2.4
 3. Bell South .............................        55                9,665                 1.8
 4. The Racal Corporation ..................        13                7,216                 1.3
 5. US Airways .............................         8                6,464                 1.2
 6. AT&T ...................................         6                6,417                 1.2
 7. Northern Telecom Inc. ..................         3                5,193                 1.0
 8. State of Florida .......................        25                5,161                 1.0
 9. Sara Lee ...............................         9                4,832                 0.9
10. Sprint .................................        13                4,513                 0.8
11. NationsBank ............................        28                4,047                 0.7
12. GTE ....................................         9                3,658                 0.7
13. PricewaterhouseCoopers .................         1                3,658                 0.7
14. Prudential .............................        18                3,448                 0.6
15. MCI Worldcom ...........................        23                3,385                 0.6
16. ClinTrials Research ....................         1                2,790                 0.5
17. First Union ............................         8                2,596                 0.5
18. International Paper ....................         9                2,520                 0.5
19. Gatx Logistics, Inc. ...................         7                2,290                 0.4
20. Jacobs-Sirrene Engineers, Inc. .........         1                2,236                 0.4
                                                    --             --------                ----
    Total ..................................       306             $107,985                19.9%
                                                   ===             ========                ====

----------
(1) Annualized Rental Revenue is September 1998 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

LEASE EXPIRATIONS OF THE PROPERTIES
     The following table sets forth scheduled lease expirations for leases in place at the office, industrial and retail Properties as of September 30, 1998, for each of the next 10 years beginning with the year ended December 31, 1998, assuming no tenant exercises renewal options or is terminated due to default:



                                                 RENTABLE       PERCENTAGE OF                          PERCENTAGE OF
                                               SQUARE FEET       TOTAL LEASED        ANNUALIZED       TOTAL ANNUALIZED
                                   NUMBER       SUBJECT TO       SQUARE FEET       RENTAL REVENUE      RENTAL REVENUE
                                 OF LEASES       EXPIRING       REPRESENTED BY     UNDER EXPIRING      REPRESENTED BY
LEASE EXPIRING                    EXPIRING        LEASES       EXPIRING LEASES       LEASES (1)       EXPIRING LEASES
-----------------------------   -----------   -------------   -----------------   ----------------   -----------------
                                                                (dollars in thousands)
Remainder of 1998 ...........        675        2,740,058             6.5%            $ 29,213               5.6%
1999 ........................      1,164        6,715,348            15.9               75,922              14.6
2000 ........................      1,132        6,595,164            15.6               78,518              15.0
2001 ........................        954        6,003,224            14.2               75,055              14.4
2002 ........................        701        5,398,464            12.8               71,258              13.7
2003 ........................        534        4,225,013            10.0               58,699              11.3
2004 ........................        128        2,702,843             6.4               28,414               5.5
2005 ........................         95        1,438,352             3.4               20,384               3.9
2006 ........................         63        1,577,471             3.7               21,475               4.1
2007 ........................         41        1,420,636             3.4               16,351               3.1
2008 and thereafter .........        114        3,423,033             8.1               45,618               8.8
                                   -----        ---------           -----             --------             -----
                                   5,601       42,239,606           100.0%            $520,907             100.0%
                                   =====       ==========           =====             ========             =====

----------
 (1) Annualized Rental Revenue is September 1998 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

                                USE OF PROCEEDS

     The net cash proceeds to the Operating Partnership of the Notes offered hereby (the "Offering") are expected to be approximately $148.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Operating Partnership. The total amount of compensation to be paid to the Underwriters in connection with the Offering consists of underwriting discounts of $900,000. Other expenses of the Offering (including the registration fee and the fees of financial printers, counsel and the trustee) payable by the Operating Partnership are expected to be approximately $150,000. The Operating Partnership intends to use the net proceeds of the Offering to fund existing development activity, either through direct payments or repayment of borrowings under its $600 million unsecured revolving credit facility (the "Revolving Loan"). As of November 20, 1998, approximately $476.5 million of indebtedness attributable to the Operating Partnership was outstanding on the Revolving Loan, which bore interest at a weighted average rate of 6.12%. (The Company and an unconsolidated subsidiary of the Operating Partnership have approximately $108.5 million of additional borrowings outstanding under the Revolving Loan.) The amounts under the Revolving Loan to be repaid with the proceeds of the Offering were incurred within the last year to fund the Operating Partnership's development and acquisition activities.

     An affiliate of NationsBanc Montgomery Securities LLC, one of the Underwriters, is a lender and agent under the Revolving Loan and will receive a portion of the proceeds of the Offering. See "Underwriters."


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership as of September 30, 1998 and as adjusted to give effect to the issuance and sale of the Notes and the application of the net proceeds therefrom as described in "Use of Proceeds." The capitalization table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein and the Operating Partnership's financial statements and notes thereto incorporated by reference herein.


                                               SEPTEMBER 30, 1998
                                           ---------------------------
                                            HISTORICAL     AS ADJUSTED
                                           ------------   ------------
                                                 (in thousands)
Debt:
  Revolving Loan .......................   $  399,000     $  250,875
  Other unsecured debt .................      756,253        906,253
  Secured debt .........................      622,760        622,760
                                           ----------     ----------
   Total debt ..........................    1,778,013      1,779,888
                                           ----------     ----------
Redeemable Common Units:
  Class A Common Units .................      280,607        280,607
  Class B Common Units (1) .............        8,096          8,096
Partners' Capital:
  Series A Preferred Units .............      121,809        121,809
  Series B Preferred Units .............      166,346        166,346
  Series D Preferred Units .............       96,842         96,842
  General Partner Common Units .........       15,414         15,414
  Limited Partner Common Units .........    1,526,003      1,526,003
                                           ----------     ----------
   Total capitalization ................   $3,993,130     $3,995,005
                                           ==========     ==========

----------
(1) Class B Common Units differ from other Common Units in that they are not eligible for cash distribution from the Operating Partnership. The Class B Common Units convert to regular Class A Common Units in 25% annual installments commencing one year from the date of issuance. Prior to such conversion, such Common Units will not be redeemable for cash or Common Stock.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial and operating data for the Operating Partnership on a historical basis. The following information for the nine months ended September 30, 1997 and 1998 is unaudited and reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of such information for the interim periods. Certain of the other data was derived from unaudited information maintained by the Operating Partnership. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein and the Operating Partnership's financial statements and notes thereto incorporated by reference herein.



                                                          NINE MONTHS ENDED         YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                            SEPTEMBER 30,          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                         1998           1997           1997           1996           1995
                                                    -------------- -------------- -------------- -------------- -------------
                                                                             (dollars in thousands)
Operating Data:
 Total revenue ...................................   $   359,557    $   181,951    $   273,165    $   132,302    $   73,522
 Rental property operating
   expenses (1) ..................................       108,493         48,995         76,743         33,657        17,049
 General and administrative ......................        14,074          6,694         10,216          5,636         2,737
 Interest expense ................................        63,639         34,771         47,394         25,230        13,720
 Depreciation and amortization ...................        61,740         30,915         47,260         21,105        11,082
                                                     -----------    -----------    -----------    -----------    ----------
 Income before extraordinary item ................       111,611         60,576         91,552         46,674        28,934
 Extraordinary item-loss on early
   extinguishment of debt ........................          (370)        (5,534)        (6,945)        (2,432)       (1,068)
                                                     -----------    -----------    -----------    -----------    ----------
 Net income ......................................       111,241         55,042         84,607         44,242        27,866
 Dividends on preferred units ....................       (21,946)        (6,972)       (13,117)            --            --
                                                     -----------    -----------    -----------    -----------    ----------
 Net income available for
   Common Units ..................................   $    89,295    $    48,070    $    71,490    $    44,242    $   27,866
                                                     -----------    -----------    -----------    -----------    ----------
BALANCE SHEET DATA
 (AT END OF PERIOD):
 Real estate, net of accumulated depreciation.....   $ 3,895,439    $ 1,717,404    $ 2,601,211    $ 1,364,606    $  593,066
 Total assets ....................................     4,100,397      1,964,889      2,707,240      1,429,488       621,134
 Total mortgages and notes payable ...............     1,778,013        649,188        978,558        555,876       182,736
OTHER DATA:
 FFO(2) ..........................................       151,862         84,519        125,695         68,179        40,016
 Cash flow provided by (used in)
   Operating activities ..........................       189,318         94,242        127,346         69,878        43,169
   Investing activities ..........................      (823,704)      (169,015)      (523,256)      (486,626)     (136,032)
   Financing activities ..........................       646,653        238,201        394,108        420,528        93,443
 EBIDA (3) .......................................       236,990        126,262        186,206         93,009        53,736
 Ratio of earnings to combined fixed charges
   and preferred unit dividends (4) ..............          1.81x          2.09x          2.05x          2.55x         3.11x
 Ratio of FFO before fixed charges to fixed
   charges (5) ...................................          3.46x          3.55x          3.78x          3.92x         4.31x
 Number of in-service properties .................           665            369            481            292           191
 Total rentable square feet ......................    45,420,000     21,904,000     30,721,000     17,455,000     9,215,000

----------
(1) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development and construction expenses.
(2) Funds From Operations ("FFO") is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be a useful financial performance measurement because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate its ability to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to partners. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO.
(3) EBIDA means earnings before interest expense, depreciation and amortization. EBIDA is computed as income before extraordinary item plus interest expense, depreciation and amortization. The Operating Partnership believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing its operating performance because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate its ability to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's
    Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in the accompanying Prospectus. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect the Operating Partnership's results of operations and liquidity and should be considered in evaluating its operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or to cash flows as a measure of liquidity.
(4) The ratio of earnings to combined fixed charges and preferred unit dividends is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges and preferred unit dividends. Fixed charges and preferred unit dividends consist of interest costs, including amortization of debt discount and deferred financing fees, whether capitalized or expensed, the interest component of rental expense, plus any dividends on outstanding preferred units.
(5) The ratio of FFO before fixed charges to fixed charges is calculated as FFO plus fixed charges (consisting primarily of interest expense), excluding amortization of debt discount and deferred financing fees divided by fixed charges. The Operating Partnership believes that in addition to the ratio of earnings to fixed charges, this ratio provides a useful measure of its ability to service its debt because of the exclusion of non-cash items such as depreciation and amortization from the definition of FFO. This ratio differs from a GAAP-based ratio of earnings to fixed charges and should not be considered as an alternative to that ratio. Further, funds from operations statistics as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO.

                              DESCRIPTION OF NOTES

GENERAL

     The 8% Notes due December 1, 2003 (the "Notes") constitute a series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued under the Indenture, dated as of December 1, 1996, as amended or supplemented from time to time (the "Indenture"), among the Operating Partnership, the Company and First Union National Bank, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The following description of the terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the actual provisions of the Notes and the Indenture, including the definitions therein of certain terms.

     The Notes will be direct, unsecured and unsubordinated obligations of the Operating Partnership and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership. As of September 30, 1998, the Operating Partnership had outstanding $1.2 billion of unsecured, unsubordinated indebtedness, $623 million of secured indebtedness and $2.9 billion of unencumbered assets. Because the proceeds of this Offering will be used to repay unsecured, unsubordinated indebtedness, such amounts will be virtually unchanged after giving effect to the completion of this Offering. Subject to certain limitations set forth in the Notes and the Indenture described in the Prospectus under the caption "Description of Debt Securities -- Certain Covenants," the Indenture will permit the Operating Partnership to incur additional secured and unsecured indebtedness.

     The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under " -- Book-Entry System."

     The Trustee is one of the lenders under the Revolving Loan.


PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

     Interest on the Notes will accrue at the rate set forth on the cover page of this Prospectus Supplement from November 25, 1998, or the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, and will be payable in U.S. Dollars semi-annually in arrears on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing June 1, 1999. The interest so payable will be paid to the person (the "Holder") in whose name the Note is registered at the close of business on the date (whether or not a Business Day, as defined below) 15 calendar days preceding the applicable Interest Payment Date (each, a "Regular Record Date"). The principal of the Notes will be paid in U.S. Dollars against presentation and surrender thereof on the Maturity Date at the office of the Trustee, located at 230 South Tryon Street, Ninth Floor, Charlotte, North Carolina 27288-1179. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.


MATURITY

     The Notes will mature on December 1, 2003 (the "Maturity Date"). The Notes may be redeemed at the option of the Operating Partnership at any time. See " -- Optional Redemption." The Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable, in whole or from time to time in part, at the option of the Operating Partnership on any date (a "Redemption Date"), at a redemption price (the "Redemption Price") equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

     "Treasury Rate" means, with respect to any Redemption Date for the Notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Operating Partnership.

     "Comparable Treasury Price" means with respect to any Redemption Date for the Notes to be redeemed (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Operating Partnership will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     The Operating Partnership will notify the Trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Operating Partnership, the Trustee shall select, in such manner as it shall deem fair and appropriate, such Notes to be redeemed in whole or in part.


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article Four of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.


NO PERSONAL LIABILITY

     No past, present or future director or partner of the Operating Partnership or any successor thereof shall have any liability for any obligation or agreement of the Operating Partnership contained under the Notes, the Indenture or other debt obligations. Each Holder of Notes by accepting such Notes waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.


BOOK-ENTRY SYSTEM

     Upon issuance, the Notes will be represented by a single global note (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary"). Upon the issuance of the Global Security, the Depositary or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the Notes represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interests in the Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in the Global Security.

     Payment of principal of and interest on the Notes will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and holder of the Global Security for all purposes under the Indenture. Neither the Operating Partnership, the Trustee nor any agent of the Operating Partnership or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Operating Partnership has been advised by the Depositary that upon receipt of any payment of principal of or interest on the Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     The Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary. The Global Security is exchangeable for certificated Notes only if (x) the Depositary notifies the Operating Partnership that it is unwilling or unable to continue as depositary for the Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and the Operating Partnership fails within 90 days thereafter to appoint a successor, (y) the Operating Partnership in its sole discretion determines that the Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes. In such event, the Operating Partnership will issue Notes in certificated form in exchange for the Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security for the same series of Notes of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary, or its nominee, is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for the purposes or receiving payment on such securities, receiving notices and for all other purposes under the Indenture and such securities. Beneficial interests in the Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in the Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such persons owns its interest, to exercise any rights of a Holder under the Indenture. The Depositary will not consent or vote with respect to the Global Security. Under its usual procedure, the Depositary mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (the Depositary's partnership nominee) consenting or voting rights to those participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     The Depositary has advised the Operating Partnership that the Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.


                                  UNDERWRITERS

     Subject to the terms and conditions set forth in an underwriting agreement and related terms agreement (together, the "Underwriting Agreement"), dated November 20, 1998, the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below.



                                                                  PRINCIPAL
                                                                   AMOUNT
NAME                                                              OF NOTES
------------------------------------------------------------   --------------
Morgan Stanley & Co. Incorporated ..........................   $ 90,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .........     20,000,000
NationsBanc Montgomery Securities LLC ......................     20,000,000
Salomon Smith Barney Inc. ..................................     20,000,000
                                                               ------------
  Total ......................................    ..........   $150,000,000
                                                               ============

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any are purchased.

     The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof and in part to certain dealers at a price that represents a concession not in excess of .35% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the Offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Notes are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that they intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to make contribution to certain payments in respect thereof.

     In the ordinary course of their respective businesses, the Underwriters provide investment banking, advisory and other financial services to the Operating Partnership and its affiliates for which they receive customary fees. NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, is a lender and agent under the Revolving Loan, for which it has received customary fees. In addition, the Operating Partnership intends to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by it to NationsBank, N.A. Accordingly, the Offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. NationsBanc Montgomery Securities LLC is participating in the Offering on the same terms as the other Underwriters and will not receive any benefit in connection with the Offering other than customary managing, underwriting and selling fees.

     The total amount of compensation to be paid to the Underwriters in connection with the Offering consists of underwriting discounts of $900,000. Other expenses of the Offering (including the registration fee and the fees of financial printers, counsel, accountants and the Trustee) payable by the Operating Partnership are expected to be approximately $150,000.


                                 LEGAL MATTERS

     The legality of the Notes will be passed upon for the Operating Partnership by Alston & Bird LLP, Raleigh, North Carolina, and for the Underwriters by Andrews & Kurth L.L.P., Washington, D.C., who will rely on the opinion of Alston & Bird LLP as to matters of North Carolina law.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

PROSPECTUS

                                 $1,318,012,249


                          HIGHWOODS PROPERTIES, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES


                      HIGHWOODS REALTY LIMITED PARTNERSHIP
                                DEBT SECURITIES



 SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS.



 This Prospectus may be used to offer and sell any series of securities only if accompanied by a prospectus supplement for that series.

                         HIGHWOODS PROPERTIES, INC. may from time to time offer up to $898,012,249 of
                         o    common stock;
                         o    preferred stock; and
                         o    preferred stock represented by depositary shares.


                         HIGHWOODS REALTY LIMITED PARTNERSHIP may from time to time offer up to $420,000,000 of debt securities.




                         THE COVER PAGE OF THE PROSPECTUS SUPPLEMENT will state the following information about the offered securities:
                         o    title and amount;
                         o offering price, underwriting discounts and commissions and our net proceeds;
                         o    market listing and trading symbol, if any; and
                         o names of lead or managing underwriters and description of underwriting arrangements.



                 Our mailing address and telephone number are:

                          Highwoods Properties, Inc.
                      Highwoods Realty Limited Partnership
                        3100 Smoketree Court, Suite 600
                         Raleigh, North Carolina 27604
                                (919) 872-4924

                               ----------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
               The date of this Prospectus is November 20, 1998.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     WE REFER TO (1) HIGHWOODS PROPERTIES, INC. AS THE "COMPANY," (2) HIGHWOODS REALTY LIMITED PARTNERSHIP (FORMERLY HIGHWOODS/FORSYTH LIMITED PARTNERSHIP) AS THE "OPERATING PARTNERSHIP," (3) THE COMPANY'S COMMON STOCK AS "COMMON STOCK" AND (4) THE OPERATING PARTNERSHIP'S COMMON PARTNERSHIP INTERESTS AS "COMMON UNITS."

     The Company is a self-administered and self-managed equity REIT that began operations through a predecessor in 1978. At September 30, 1998, we

   o owned or had a majority interest in 665 in-service office, industrial and retail properties encompassing approximately 44.9 million rentable square feet and 2,325 apartment units;

   o owned an interest (50% or less) in 18 in-service office and industrial properties encompassing approximately 1.6 million rentable square feet;

   o owned 1,647 acres (and had agreed to purchase an additional 774 acres) of undeveloped land suitable for future development; and

   o were developing an additional 52 properties, which will encompass approximately 6.1 million rentable square feet.

     The Company conducts substantially all of its activities through, and substantially all of its interests in the properties are held directly or indirectly by, the Operating Partnership. The Company is the sole general partner of the Operating Partnership. At September 30, 1998, the Company owned 85% of the Common Units in the Operating Partnership. Limited partners (including certain officers and directors of the Company) own the remaining Common Units. Holders of Common Units may redeem them for the cash value of one share of the Company's Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock.

     We also provide leasing, property management, real estate development, construction and miscellaneous services for our properties as well as for third parties. We conduct our third-party fee-based services through Highwoods Services, Inc., a subsidiary of the Operating Partnership, and through Highwoods/Tennessee Properties, Inc., a wholly owned subsidiary of the Company.



                                 RISK FACTORS

     BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND ANY ATTACHED PROSPECTUS SUPPLEMENT, BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES.

     SOME OF THE INFORMATION IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT.


OUR OPERATING PERFORMANCE IS DEPENDENT ON SOUTHEASTERN MARKETS

     Local economic and real estate conditions may affect our revenues and the value of our properties. Business layoffs or downsizing, industry slowdowns, changing demographics and other similar factors may adversely affect a local economic climate. The oversupply of or reduced demand for office, industrial and other competing commercial properties may adversely affect the real estate market in particular geographic areas. On September 30, 1998, we owned properties in 21 markets in Alabama, Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. Our performance and ability to make distributions to stockholders is dependent on the economic and real estate conditions in the southeast and in Florida and North Carolina in particular. We cannot assure you that the economies in our southeastern markets will remain stable or continue to grow.


CONFLICTS OF INTEREST COULD RESULT IN DECISIONS NOT IN YOUR BEST INTEREST

     POTENTIAL TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES. Holders of Common Units may suffer adverse tax consequences upon certain of our properties' sales or refinancings. Therefore, holders of Common Units, including certain of our officers and directors, may have different objectives regarding the appropriate pricing and timing of a property's sale or refinancing. Although the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to sell or refinance an individual property, officers and directors who hold Common Units may influence the Company not to sell or refinance certain properties even if such sale or refinancing might be financially advantageous to the Company's stockholders.

     POTENTIAL INABILITY TO ELIMINATE CONFLICTS OF INTERESTS. We have adopted certain policies to eliminate conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the Company's independent directors or by a majority of the shares of capital stock that disinterested stockholders hold. We cannot assure you that our policies will be successful in eliminating the influence of such conflicts. If our policies are not successful, we may make decisions that fail to reflect the interests of all stockholders.


STOCKHOLDERS' ABILITY TO EFFECT A CHANGE IN CONTROL MAY BE LIMITED

     LIMITATION ON OWNERSHIP OF THE COMPANY'S CAPITAL STOCK. The Company's articles of incorporation prohibit any person from owning more than 9.8% of the Company's outstanding capital stock. This restriction may delay, defer or prohibit a third party from acquiring control of the Company without the consent of the board of directors, even if a change in control would be in your (the stockholders') best interest.

     REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR SIGNIFICANT CORPORATE ACTION. The Company may not engage in certain transactions that would result in a change of control of the Company without the approval of the holders of a majority of the Operating Partnership's outstanding Common Units. If the Company ever owns less than a majority of the outstanding Common Units, this voting requirement might limit the possibility of a change in control of the Company, even if a change in control would be in your best interest. On September 30, 1998, the Company owned approximately 85% of the Common Units.

     DIFFICULTY IN REMOVING CURRENT DIRECTORS. The Company's board of directors has three classes of directors. Generally, stockholders elect each director class for a three-year term. The staggered directors' terms may affect the stockholders' ability to change control of the Company even if such a change in control would be in your best interest.

     ANTI-TAKEOVER PROTECTIONS OF OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership's limited partnership agreement contains certain provisions that may require a potential acquiror to maintain the Operating Partnership structure and maintain the limited partners' right to continue to hold Common Units with future redemption rights. These provisions might limit the possibility of a change in control of the Company, even if such change in control would be in your best interest.

     DILUTIVE EFFECT OF SHAREHOLDERS' RIGHTS PLAN. On October 4, 1997, the Company's board of directors adopted a shareholders' rights plan and declared a distribution of one preferred share purchase right for each outstanding share of Common Stock. The rights were issued on October 16, 1997 to each stockholder of record on such date and attach to shares of Common Stock subsequently issued. The rights have certain anti-takeover effects. The rights would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's board of directors. The rights should not interfere with any merger or other business combination the board of directors approves since the Company may redeem the rights for $.01 per right, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.


ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     We believe that we operate in a manner that enables the Company to remain qualified as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. The law firm of Alston & Bird LLP, however, has delivered an opinion that we met the requirements for qualification as a REIT for the taxable years ended December 31, 1994 through 1997, and that we will be in a position to continue such qualification for the taxable year that will end December 31, 1998, if we satisfy certain requirements throughout the year and for the year as a whole. See "Federal Income Tax Considerations -- Taxation of the Company as a REIT," beginning on page 40.

     You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are based solely on factual representations of ours and are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements. Such requirements are discussed in more detail under the heading "Federal Income Tax Considerations -- Requirements for Qualification" beginning on page 42.

     If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. See "Federal Income Tax Considerations -- Failure to Qualify," on page 46.


RISKS RELATED TO OWNERSHIP OF REAL ESTATE

     POTENTIAL ADVERSE EFFECT OF COMPETITION ON OPERATING PERFORMANCE. Numerous properties compete with our properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of our properties. Significant office or industrial property development in a particular area could have a material effect on our ability to lease space in our properties and on the rents we charge.

     BANKRUPTCY OR WEAK FINANCIAL CONDITION OF TENANTS. At any time, one of our commercial tenants may seek the protection of the bankruptcy laws. This could result in the rejection and termination of that tenant's lease and thereby reduce our cash flows. Although we have not experienced material losses from tenant bankruptcies, we cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. If a bankrupt tenant does not affirm its lease, or if a tenant's financial condition weakens, our income and stockholder distributions may be adversely affected.

     UNCERTAINTY IN RENEWAL OF LEASES AND RELETTING OF SPACE. When our tenants decide not to renew their leases, we may not be able to relet the space. Even if the tenants do renew or we can relet the space to other tenants, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If we were unable to relet or renew promptly the leases for all, or a substantial portion, of this space, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our cash flow and ability to make expected distributions to you may be adversely affected.

     ILLIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, Federal tax laws limit our ability to sell properties we hold for less than four years. This limitation may affect our ability to sell properties at a time that would otherwise be in your best interests. It may also affect our ability to sell properties without adversely affecting our financial performance.

     POTENTIAL ADVERSE EFFECT ON RESULTS OF OPERATIONS DUE TO CHANGES IN LAWS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and our ability to make distributions to you. Our properties are also subject to various Federal, state and local regulatory laws, such as the Americans with Disabilities Act and state and local fire and safety requirements. If we fail to comply with these requirements, governmental agencies could impose fines, or private litigants could be awarded damages. We believe our properties comply in all material respects with such regulatory requirements. However, if these requirements change or if authorities impose new requirements, we may incur significant unanticipated expenditures that could adversely affect our cash flow and expected distributions.

     POTENTIAL PROBLEMS WITH JOINT OWNERSHIP OF ASSETS. We may enter into certain partnerships or joint ventures with selected investors. Under certain circumstances, this type of investment may involve risks not otherwise present, including the possibility that a partner or co-venturer might become bankrupt or that a partner or co-venturer might have business interests or goals inconsistent with ours. Also, such a partner or co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including actions that could adversely affect our qualification as a REIT. We may also risk an impasse on decisions because neither party involved in the partnership or joint venture would have full control over the partnership or joint venture.


PROBLEMS MAY ARISE IN CONNECTION WITH DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     We intend to continue developing and constructing office and industrial properties. Our development and construction activities may be subject to certain risks, including the following:

   o a property's construction costs could exceed original estimates, possibly making the property uneconomical;

   o occupancy rates and rents at a newly completed property may be insufficient to make the property profitable;

   o financing may not be available on favorable terms to develop a property;
     and

   o construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.

     In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Our development activities may also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These risks may adversely affect our results of operations and ability to make distributions to you.

     We also intend to continue to acquire selective office and industrial properties. At any particular time, we may be involved in negotiations (at various stages) to acquire one or more properties or portfolios. Such acquisitions may fail to perform in accordance with our expectations, which could adversely affect our operations and stockholder distributions. Estimates of the costs to bring an acquired property up to market standards may prove inaccurate.


POTENTIAL PROBLEMS ASSOCIATED WITH NEW MARKETS

     We have generally limited our development, acquisition, management and leasing business to suburban office and industrial properties in southeastern markets. However, we have recently moved into certain midwestern markets and have acquired several retail properties and multifamily communities in those markets. We may not possess the same level of familiarity with these new geographic areas and property types to develop, manage or lease those newly acquired properties as profitably as we do for our other properties. We cannot guarantee that we will succeed in integrating these newly acquired properties into our property portfolio. Failure to successfully integrate these newly acquired properties could adversely affect our operational results.


POTENTIAL ADVERSE EFFECTS OF INCURRENCE OF DEBT

     POTENTIAL INFLEXIBILITY OF DEBT FINANCING. Our business is subject to risks normally associated with debt financing. Cash flow could be insufficient to pay distributions at expected levels and meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity). Even if we can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. We may attempt to raise proceeds from capital transactions, such as new equity capital, to refinance, extend or pay principal payments due at maturity. If we cannot successfully complete capital transactions, our cash flow may be insufficient in all years to repay all maturing debt. Additionally, prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) may result in higher interest rates. This would increase our interest expense, which would adversely affect cash flow and our ability to service debt and make distributions to you.

     ADVERSE EFFECT OF POTENTIAL INCREASE IN MARKET INTEREST RATES. We have incurred and expect in the future to incur variable-rate indebtedness in connection with developing and acquiring properties. Also, additional indebtedness that we may incur under our existing revolving credit facility will bear interest at variable rates. We may purchase interest rate protection arrangements relating to variable-rate debt. But if we do not, increases in interest rates would increase our interest costs, which would adversely affect our results of operations.


POSSIBLE ENVIRONMENTAL LIABILITIES

     In connection with owning or operating our properties, we may be liable for certain costs due to possible environmental liabilities. Under various laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act, and common law, an owner or operator of real estate is liable for the costs to remove or remediate certain hazardous or toxic chemicals or substances on or in the property. Owners or operators are also liable for certain other costs, including governmental fines and injuries to persons and property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic chemicals or substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal, treatment or transportation of hazardous or toxic chemicals or substances may also be liable for the same types of costs at a disposal, treatment or storage facility, whether or not that person owns or operates that facility.

     Certain environmental laws also impose liability for releasing asbestos-containing materials. Third parties may seek recovery from owners or operators of real property for personal injuries associated with asbestos-containing materials. A number of our properties contain asbestos-containing materials or material that we presume to be asbestos-containing materials. In connection with owning and operating our properties, we may be liable for such costs.

     In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources. The presence of hazardous or toxic chemicals or substances at a site close to a property could require the property owner to participate in remediation activities or could adversely affect the value of the property. Contamination from adjacent properties has migrated onto at least three of our properties; however, based on current information, we do not believe that any significant remedial action is necessary at these affected sites.

     As of the date of this Prospectus, we have obtained Phase I environmental assessments (and, in certain instances, Phase II environmental assessments) on substantially all of our in-service properties. These assessments have not revealed, nor are we aware of, any environmental liability at our properties that we believe would materially adversely affect our financial position, operations or liquidity taken as a whole. This projection, however, could be incorrect depending on certain factors. For example, material environmental liabilities may have arisen after the assessments were performed or our assessments may not have revealed all environmental liabilities or may have underestimated the scope and severity of environmental conditions observed. There may also be unknown environmental liabilities at properties for which we have not obtained a Phase I environmental assessment or have not yet obtained a Phase II environmental assessment. In addition, we base our assumptions regarding environmental conditions, including groundwater flow and the existence and source of contamination, on readily available sampling data. We cannot guarantee that such data is reliable in all cases. Moreover, we cannot assure you (i) that future laws, ordinances, or regulations will not impose a material environmental liability or (ii) that tenants, the condition of land or operations in the vicinity of our properties, or unrelated third parties will not affect the current environmental condition of our properties.

     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. In their leases, we require these tenants to comply with all applicable laws and to be responsible to us for any damages resulting from their use of the property. We are not aware of any material environmental problems resulting from tenants' use or generation of hazardous or toxic chemicals or substances. We cannot assure you, however, that all tenants will comply with the terms of their leases or remain solvent. If tenants do not comply or do not remain solvent, we may at some point be responsible for contamination caused by such tenants.


POTENTIAL DILUTION OF CAPITAL STOCK OR DECREASE OF LIQUIDITY IN CONNECTION WITH SETTLEMENT OF FORWARD CONTRACT

     On August 28, 1997, we entered into a purchase agreement with UBS AG, London Branch ("UB-LB") involving the sale of 1.8 million shares of Common Stock and a related forward contract providing for certain purchase price adjustments. The forward contract generally provides that if the Market Price (as defined below) of a share of Common Stock on the maturity date is less than a certain amount, which we refer to as the "Forward Price," we must pay UB-LB the difference times 1.8 million. (Similarly, if the Market Price of a share of Common Stock is above the Forward Price, UB-LB must pay us the difference in shares of Common Stock.) If we choose not to or cannot settle in freely tradable shares of Common Stock, we must repurchase the 1.8 million shares at the Forward Price in cash. The Forward Price is approximately $32.16 and will be adjusted by LIBOR plus 75 basis points, minus any dividends received on the shares. (As of August 28, 1998, the Forward Price had increased by $.04 since August 28, 1997.)

     In addition, the forward contract provides for quarterly payments of collateral equal to 1.8 million times 110% of the amount by which the market price of a share of Common Stock is below the Forward Price. The collateral may be in the form of cash or freely tradeable shares of Common Stock. As a result of the difference between the closing price of a share of Common Stock on August 28, 1998 and the Forward Price, we gave UB-LB cash collateral of $12.8 million on September 12, 1998. UB-LB will return the cash with interest for freely tradeable shares of Common Stock of equal value.

     The maturity date of the forward contract is February 28, 1999; however, if the closing price of the Common Stock falls below $19.28, UB-LB has the right to force a complete settlement under the forward contract. UBS also has the right to force a complete settlement under the forward contract if, among other things, we (i) are in default with respect to certain financial covenants under the forward contract, (ii) are in default under our $600 million credit facility with a syndicate of lenders or any other unsecured lending agreement or (iii) fail to post sufficient cash collateral.

     In order to have the option of settling the forward contract or paying collateral in shares of Common Stock, the shares must be freely tradeable by UB-LB pursuant to an effective registration statement. We can provide no assurance that a registration statement will be effective at the time of any settlement or collateral payment.

     Quarterly payments of collateral and the ultimate settlement of the forward contract could adversely affect our liquidity or dilute our Common Stock. If the Market Price (defined as the average closing price of the Common Stock for the 35-trading-day period beginning February 28, 1999) is lower than the Forward Price, settlement in shares of Common Stock would cause our outstanding shares of Common Stock to represent a smaller ownership interest in the Company with no increase in the value of the Company. The table below shows the change in the value of a share of Common Stock as a result of settling the forward contract at various Market Prices:



                   INCREASE/(DILUTION) IN VALUE
MARKET PRICE           OF COMMON STOCK (1)
---------------   -----------------------------
  $40 .........                  .5%
  $35 .........                  .2%
  $30 .........                ( .2%)
  $25 .........                ( .7%)
  $20 .........                (1.6%)

----------
(1) Assumes no change in our capital stock except for redemption of all Common Units. Also assumes a Forward Price of $32.16.

     Settlement of the forward contract in cash would reduce our liquidity. Settlement in cash would involve the repurchase of 1.8 million shares at a price per share equal to the Forward Price. Assuming the Forward Price remains at $32.16, our repurchase price would total approximately $57.9 million. Having already paid $12.8 million as collateral, settlement in cash would require the Company to pay approximately $45.1 million in additional funds. We expect to obtain these funds from one or more of several sources:


     o our existing $600 million credit facility;

     o other borrowings;

     o the disposition of certain non-core assets; and

     o equity offerings.

                                USE OF PROCEEDS

     Unless otherwise specified in an applicable supplement to this Prospectus (a "Prospectus Supplement"), the Company intends to use the net proceeds from the sale of Common Stock, shares of preferred stock, $.01 par value per share ("Preferred Stock"), and shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), and the Operating Partnership intends to use the net proceeds from the sale of one or more series of unsecured non-convertible debt securities ("Debt Securities" and, together with Common Stock, Preferred Stock and Depositary Shares, the "Securities"), for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio. The Company is required, by the terms of the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"), to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional partnership interests.


               RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges for the Company and the Operating Partnership for the nine months ended September 30, 1998 were 2.33x and 2.34x, respectively. The ratios of earnings to fixed charges for the Company for the years ended December 31, 1997 and 1996 were 2.56x and 2.53x, respectively. The ratios of earnings to fixed charges for the Operating Partnership for the years ended December 31, 1997 and 1996 were 2.54x and 2.55x, respectively. The ratios of earnings to fixed charges for both the Company and the Operating Partnership for the year ended December 31, 1995 and the period from June 14, 1994 to December 31, 1994 were 3.00x and 2.43x, respectively. Earnings were inadequate to cover fixed charges by $171,000 for the year ended December 31, 1993. This deficiency occurred prior to the Company's initial public offering (the "IPO") of Common Stock in June 1994. Prior to the completion of the IPO, the Company's predecessor (the "Highwoods Group") operated in a manner as to minimize taxable income to the owners. As a result, although its properties generated positive net cash flow, the Highwoods Group had a net loss for the year ended December 31, 1993. The IPO allowed the Company to deleverage its properties significantly and improve its ratio of earnings to fixed charges.

     On February 12, 1997, the Company issued 125,000 8 5/8% Series A Cumulative Redeemable Preferred Shares (the "Series A Preferred Shares"), which was its first issuance of Preferred Stock. See "Description of Series A Preferred Shares." On September 25, 1997, the Company issued 6,900,000 8% Series B Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares"), which was its second issuance of Preferred Stock. See "Description of Series B Preferred Shares." On April 23, 1998, the Company issued 4,000,000 Depositary Shares, each representing 1/10 of an 8% Series D Cumulative Redeemable Preferred Share (the "Series D Preferred Shares"), which was its third issuance of Preferred Stock. See "Description of Series D Preferred Shares." For the nine months ended September 30, 1998, the ratio of earnings to combined fixed charges and preferred stock dividends was 1.80x for the Company and 1.81x for the Operating Partnership. For the year ended December 31, 1997, the ratio of earnings to combined fixed charges and preferred stock dividends was 2.07x for the Company and 2.05x for the Operating Partnership.

     The ratio of earnings to combined fixed charges and preferred stock dividends is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges and preferred stock dividends. Fixed charges and preferred stock dividends consist of interest costs, including amortization and debt discount and deferred financing fees, whether capitalized or expensed, the interest component of rental expense, plus any dividends on outstanding preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued under an indenture dated as of December 1, 1996 (the "Indenture"), between the Operating Partnership, the Company and First Union National Bank, as trustee (together with any other trustees appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee or as described below under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.


GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At September 30, 1998, the total outstanding debt of the Operating Partnership was approximately $1.8 billion, approximately $623 million of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     If any Debt Securities are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest (the "Guarantees").

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     (1) the title of such Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

    (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

   (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

   (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

   (16) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

   (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

   (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Regulation 14E under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

   (19) if other than the Trustee, the identify of each security registrar and/or paying agent; and

   (20) any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under " -- Merger, Consolidation or Sale" and " -- Certain Covenants" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company. In addition, subject to the limitations set forth under " -- Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock which are designed to preserve its status as a real estate investment trust ("REIT") may act to prevent or hinder a change of control. See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the board of directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See " -- Modification of the Indenture."


GUARANTEES

     The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. In addition, Debt Securities rated investment grade may also be accompanied by a Guarantee to the extent and on the terms described in the applicable Prospectus Supplement.


DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series that are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities that are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).


MERGER, CONSOLIDATION OR SALE

     The Operating Partnership or the Company may not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into, any other entity, unless (a) the successor entity formed by such consolidation or into which the Operating Partnership or the Company is merged or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).


CERTAIN COVENANTS

     LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Debt Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and
(ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership, or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1011).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all outstanding Unsecured Debt (Section 1012).

     EXISTENCE. Except as permitted under " -- Merger, Consolidation or Sale," the Operating Partnership and the Company are required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; provided, however, that neither the Operating Partnership nor the Company shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

     MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section
1005).

     INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

     PAYMENT OF TAXES AND OTHER CLAIMS. Each of the Operating Partnership and the Company is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company, or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership and the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1013).

     PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Securities and Exchange Commission (the "Commission") the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1014).

     As used herein and in the Prospectus Supplement:

     "ANNUAL SERVICE CHARGE" as of any date means the amount that is expensed in any 12-month period for interest on Debt.

     "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, (g) provisions for or realized losses on properties and (h) charges for early extinguishment of debt and (ii) less amounts that have been included for gains on properties.

     "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP").

     "DEBT" means any indebtedness, whether or not contingent, in respect of
(i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

     "SUBSIDIARY" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "UNSECURED DEBT" means Debt of the Operating Partnership or any Subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

     ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.


EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for 10 days after notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of the Operating Partnership or the Company (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders); provided, that in the case of an Event of Default described under provision (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be required to transmit notice to the Holders of a series of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture or would subject the Trustee to personal liability, or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Debt Securities are Guaranteed Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).


MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities that are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right or repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and/or the Company with certain covenants relating to such series of Debt Securities in the Indenture (Section
1008).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authorization and delivery of Debt Securities; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee to facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; or (xi) to amend or supplement any provisions of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities, the Company, or a Subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee
(i) an officer's certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States Federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange ("NYSE"), that such Debt Securities shall not be delisted as a result of such assumption (Section
805).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section 1504).


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under " -- Certain Covenants") and if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 402).

     "GOVERNMENT OBLIGATIONS" means securities that are (i) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.


     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 402). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under " -- Events of Default, Notice and Waiver" with respect to Sections no longer applicable to such Debt Securities or described in clause (g) under " -- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.


NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.


GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global

Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.


                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The Company is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share, of which 125,000 Series A Preferred Shares, 6,900,000 Series B Preferred Shares and 400,000 Series D Preferred Shares have been issued and are outstanding as of the date hereof. See "Description of Series A Preferred Shares," "Description of Series B Preferred Shares" and "Description of Series D Preferred Shares."

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").


TERMS

     Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

   (1)   the title and stated value of such Preferred Stock;

   (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

   (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

   (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable;

   (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

   (6)   the provision for a sinking fund, if any, for such Preferred Stock;

   (7)   the provision for redemption, if applicable, of such Preferred Stock;

   (8)   any listing of such Preferred Stock on any securities exchange;

   (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price or manner of calculation thereof;

   (10) whether interests in such Preferred Stock will be represented by Depositary Shares;

   (11) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

   (12) a discussion of Federal income tax considerations applicable to such Preferred Stock;

   (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (14) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (15) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.


RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.


DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).


REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.


LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.


VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.


STOCKHOLDER LIABILITY

     As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no stockholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.


RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding capital stock of the Company. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.


REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                    DESCRIPTION OF SERIES A PREFERRED SHARES

     The following description of the Company's 8 5/8% Series A Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series A Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series A Preferred Shares. The Company is authorized to issue 143,750 Series A Preferred Shares, 125,000 of which were issued and outstanding as of the date hereof.

     With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares rank pari passu with the Series B Preferred Shares, the Series D Preferred Shares and any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series A Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company that by their terms rank junior to the Series A Preferred Shares. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly on or about the last day of February, May, August and November of each year commencing May 31, 1997, at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $86.25 per annum per share). Dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or nor there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series A Preferred Shares have a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends.

     The Series A Preferred Shares are not redeemable prior to February 12, 2027. On and after February 12, 2027, the Series A Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $1,000 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

     If dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

     The Series A Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series A Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS."

                    DESCRIPTION OF SERIES B PREFERRED SHARES

     The following description of the Company's 8% Series B Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series B Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series B Preferred Shares. The Company is authorized to issue 6,900,000 Series B Preferred Shares, all of which were issued and outstanding as of the date hereof.

     With respect to the payment of dividends and amounts upon liquidation, the Series B Preferred Shares rank pari passu with the Series A Preferred Shares, the Series D Preferred Shares and any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series B Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series B Preferred Shares. Dividends on the Series B Preferred Shares are cumulative from the date of original issue and are payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 1997, at the rate of 8% of the $25 liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series B Preferred Shares have a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends.

     The Series B Preferred Shares are not redeemable prior to September 25, 2002. On and after September 25, 2002, the Series B Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $25 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

     If dividends on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series B Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.

     The Series B Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series B Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS."


                   DESCRIPTION OF SERIES D PREFERRED SHARES

     The following description of the Company's 8% Series D Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series D Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series D Preferred Shares. The Company is authorized to issue 400,000 Series D Preferred Shares, all of which were issued and outstanding as of the date hereof.

     In April 1998, the Company offered and sold 4,000,000 depositary shares (the "Series D Depositary Shares"), each representing a 1/10 fractional interest in a Series D Preferred Share. The

Series D Preferred Shares were deposited with First Union National Bank, as preferred share depositary (the "Series D Depositary"), under a Deposit Agreement, dated April 23, 1998 (the "Series D Deposit Agreement"), among the Company, the Series D Depositary and the holders from time to time of the depositary receipts (the "Series D Depositary Receipts") issued by the Series D Depositary thereunder. The Series D Depositary Receipts evidence the Series D Depositary Shares. Subject to the terms of the Series D Deposit Agreement, each holder of a Series D Depositary Receipt evidencing a Series D Depositary Share will be entitled to all the rights and preferences of a 1/10 fractional interest in a Series D Preferred Share (including dividend, voting, redemption and liquidation rights and preferences).

     With respect to the payment of dividends and amounts upon liquidation, the Series D Preferred Shares rank PARI PASSU with the Series A Preferred Shares, the Series B Preferred Shares and any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series D Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company that by their terms rank junior to the Series D Preferred Shares. Dividends on the Series D Preferred Shares represented by the Series D Depositary Shares are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of January, April, July and October of each year, commencing July 31, 1998, at the rate of 8% of the liquidation preference per annum (equivalent to $20.00 per annum per Series D Preferred Share). Dividends on the Series D Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series D Preferred Shares have a liquidation preference of $250 per share (equivalent to $25.00 per Series D Depositary Share), plus an amount equal to any accrued and unpaid dividends.

     The Series D Preferred Shares are not redeemable prior to April 23, 2003. On and after April 23, 2003, the Series D Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $250 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

     If dividends on the Series D Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of Series D Depositary Shares representing the Series D Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the board of directors of the Company until all dividend arrearages have been paid.


     The Series D Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series D Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS."


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by

Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.


DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock that has been converted or exchanged.


WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.



VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.


LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.


CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.


AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares that will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less that 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of a Preferred Stock Depositary for any duties required by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.


RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company that are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


                          DESCRIPTION OF COMMON STOCK

GENERAL

     The authorized capital stock of the Company includes 200 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. As of September 30, 1998, there were approximately 59.3 million shares of Common Stock outstanding, and approximately 10.4 million shares reserved for issuance upon exchange of outstanding Common Units.

     Shares of Common Stock currently outstanding are listed for trading on the NYSE. The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement.

     All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.


     Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Articles of Incorporation provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote in the election of directors.


CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

     GENERAL. Pursuant to the Articles of Incorporation and the Maryland general corporation law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the board of directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction.

     MARYLAND BUSINESS COMBINATION AND CONTROL SHARE STATUTES. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

     The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

     The Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the board of directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

     If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The board of directors may waive the Ownership Limit if evidence satisfactory to the board of directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

     If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Common Units. The foregoing restrictions on transferability and ownership will not apply if the board of directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the board of directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

     OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership Agreement requires that any merger (unless the surviving entity contributes substantially all of its assets to the Operating Partnership for Common Units) or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company). The Operating Partnership Agreement also contains provisions relating to a limited partner's redemption right in the event of certain changes of control of the Company and under certain circumstances allows for limited partners to continue to hold Common Units in the Operating Partnership following such a change of control, thereby maintaining the tax basis in their Common Units. The covered changes of control (each, a "Trigger Event") are: (i) a merger involving the Company in which the Company is not the surviving entity; (ii) a merger involving the Company in which the Company is the survivor but all or part of the Company's shares are converted into securities of another entity or the right to receive cash; and (iii) the transfer by the Company to another entity of substantially all of the assets or earning power of the Company or the Operating Partnership.

     Upon occurrence of a Trigger Event, the rights of a limited partner to receive a share of the Company's common stock (a "REIT Share") or cash equal to the fair market value of a REIT Share upon redemption of a Common Unit is converted into the right to receive a share (a "Replacement Share") or cash equal to the fair market value thereof of the acquiror or a parent of the acquiror. If the acquiror does not have publicly traded securities and a parent of the acquiror does, the publicly traded equity securities of the parent entity with the highest market capitalization will be the Replacement Shares. If neither the acquiror nor any parent has publicly traded equity securities, the Replacement Shares will be the equity securities of the entity with the highest market capitalization. The number of Replacement Shares to be received by a limited partner (or to be used to calculate the cash payment due) upon a redemption of Common Units shall be equal to the number of REIT Shares issuable prior to the Trigger Event multiplied by (i) the number of Replacement Shares the holder of a single REIT Share would have received as a result of the Trigger Event or, if the Replacement Shares have not been publicly traded for one year, (ii) a fraction, the numerator of which is the Average Trading Price (as defined in the Operating Partnership Agreement) of a REIT Share as of the Trigger Event and the denominator of which is the Average Trading Price of a Replacement Share as of the Trigger Event.

     If the acquiror in a Trigger Event is a REIT, it must make provision to preserve an operating partnership structure with terms no less favorable to the limited partners than currently in place. In addition, the Operating Partnership Agreement provides that, if a distribution of cash or property is made in respect of a Replacement Share, the Operating Partnership will distribute the same amount in respect of a Common Unit as would have been received by a limited partner had such partner's Common Units been redeemed for Replacement Shares prior to such distribution.

     Because the Operating Partnership Agreement requires an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the terms of the Operating Partnership Agreement could also have the effect of discouraging a third party from making an acquisition proposal for the Company.

     These provisions of the Operating Partnership Agreement may only be waived or amended upon the consent of limited partners holding at least 75% of the Common Units (excluding those held by the Company).

     SHAREHOLDERS' RIGHTS PLAN. On October 4, 1997, the Company's board of directors adopted a Shareholders' Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each shareholder of record on such date and attach to shares of Common Stock subsequently issued. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.


REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is First Union National Bank, Charlotte, North Carolina.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Securities. Certain Federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY AS A REIT

     Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.

     Alston & Bird LLP has acted as tax counsel to the Company in connection with the offering of the Securities and the Company's election to be taxed as a REIT. Alston & Bird LLP is of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1997, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that will end December 31, 1998. This opinion is based solely on factual representations of the Company concerning its business operations and its properties and Alston & Bird LLP has not independently verified these facts. In addition, the Company's status as a REIT at any time during 1998 is dependent, among other things, upon the Company meeting the requirements of Section 856 through 860 of the Code throughout the year and for the year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including the precise terms and conditions of proposed transactions, the final determination of operational results and the effect of certain provisions contained in the President's Budget Proposal for the Fiscal Year 1999 on the Company's REIT status, no assurance can be given that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 1998.


FEDERAL INCOME TAXATION OF THE COMPANY

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service ("IRS") (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, and nature of assets.

     ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities), (vii) files an election or continues such election to be taxed as a REIT on its return for each taxable year, and (viii) satisfies the 95% and 75% income tests and the 75%, 25%, 10%, and 5% asset tests, as described below. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (v), certain pension funds and other tax-exempt entities are treated as persons. For purposes of condition (vi), the beneficiaries of a pension or profit-sharing trust under section 401(a) of the Code are treated as REIT stockholders. In addition, the Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities, and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). In addition, for taxable years ended on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). The Taxpayer Relief Act of 1997, enacted August 5, 1997 ("Taxpayer Relief Act"), repealed the 30% gross income test for taxable years beginning after August 5, 1997. Accordingly, the 30% gross income test will not apply to the Company beginning with its taxable year that will end December 31, 1998.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" excludes any amount received directly or indirectly from any tenant if the Company, or an owner of 10% of more of the Company, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules (a "Related Party Tenant"). Third, rent attributable to personal property is excluded from "rents from real property" except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by the Company. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor. In the event that an independent contractor provides such services, the Company must adequately compensate the independent contractor, the Company must not derive any income from the independent contractor, and neither the independent contractor nor certain of its shareholders may, directly or indirectly, own more than 35% of the Company, taking into consideration the applicable ownership rules. Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company's rental income will not cease to qualify as "rents from real property" merely because the Company performs a de minimis amount of impermissible services to the tenants. For purposes of the preceding sentence, (i) the amount of income received from such impermissible services cannot exceed one percent of all amounts received or accrued during such taxable year, directly or indirectly, by the Company with respect to such property and (ii) the amount treated as received by the Company for such impermissible services cannot be less than 150 percent of the direct cost of the Company in furnishing or rendering such services.

     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.

     The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" are and will be performed by independent contractors.

     The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, dividends on the Operating Partnership's stock in Highwoods Services will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under a certain provision of the Code. This relief provision generally will be available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the nature and amount of each item of income to its Federal income tax return and (iii) the inclusion of any incorrect information on such schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of this relief provision. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in " -- Federal Income Taxation of the Company," even if this relief provision applies, a 100% tax would be imposed with respect to the portion of the Company's taxable income that fails the 75% or 95% gross income test.

     ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including receivables), and government securities. Second, no more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, not more than 5% of the value of the Company's assets may consist of securities of any one issuer (other than those securities includible in the 75% asset test). Fourth, not more than 10% of the outstanding voting securities of any one issuer may be held by the Company (other than those securities includible in the 75% asset test).

     The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company through the Operating Partnership acquired the securities of Highwoods Services, Inc. ("Highwoods Services"), but also each time the Company increases its ownership of its respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in Highwoods Services.

     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company will be considered to own its pro rata share of such stock. See "The Company and the Operating Partnership." Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of Highwoods Services. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of Highwoods Services exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of Highwoods Services owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Alston & Bird LLP, in rendering its opinion as to the qualification and taxation of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of Highwoods Services. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.


ANNUAL DISTRIBUTION REQUIREMENTS

     In order to be taxed as a REIT, the Company is required to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year's 95% distribution requirement if one of the following two sets of criteria are satisfied: (i) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (ii) the dividends were declared before the Company timely files its Federal income tax return for such year, the dividends were distributed in the twelve month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and the Company elected on its Federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. Even if the Company satisfies the foregoing distribution requirements, the Company will be subject to tax thereon at regular capital gains or ordinary corporate tax rates to the extent that it does not distribute all of its net capital gain or "REIT taxable income" as adjusted. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

     In the event that the Company is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between the Company and the IRS under
Section 7121 of the Code, or an agreement as to tax liability between the Company and an IRS district director, the Company may be able to rectify any resulting failure to meet the 95% annual distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and the Company also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by the Company to offset an increase in the Company's REIT taxable income resulting from the adverse determination. The Company, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.


FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of positive current and accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.


TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (c) is an estate, the income of which is subject to Federal income taxation regardless of its source or (d) is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

     DISTRIBUTIONS GENERALLY. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and then the distribution in excess of such basis will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November, or December of any year payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. U.S. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of the Company" above.

     CAPITAL GAIN DISTRIBUTIONS. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Pursuant to the Taxpayer Relief Act and beginning with the Company's taxable year that will end December 31, 1998, the Company may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. If such election is made, (i) the U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the Company; (ii) the U.S. Stockholders will be deemed to have paid their proportionate share of the tax, which would be credited or refunded to such stockholders, and (iii) the basis of the U.S. Stockholders' shares will be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in such stockholders' long-term capital gains.

     As a result of the changes made to the capital gain rates by the Taxpayer
Relief Act (See    " -- CERTAIN DISPOSITIONS OF SHARES"), the IRS issued Notice
97-64 outlining when a REIT may designate its dividends as capital gain dividends until Treasury Regulations are issued. When a REIT designates a distribution as a capital gain dividend, which is attributable to a taxable year ending after May 7, 1997, for purposes of the annual distribution requirement, the REIT also may designate such dividend as a 20% rate gain distribution or as unrecaptured section 1250 gain distribution. These additional designations by the REIT are effective only to the extent that they do not exceed certain limitations. For example, the maximum amount of each distribution that can be classified as a particular type of distribution must be calculated in accordance with the Code and the IRS Notice. The additional 28% tax rate group identified by IRS Notice 97-64 has effectively been eliminated by the Internal Revenue Restructuring Reform Act of 1998 (the "IRS Restructuring Act").

     PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have such gain taxed at ordinary income rates.

     CERTAIN DISPOSITIONS OF SHARES. In general, U.S. Stockholders will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) such stockholders' adjusted basis in such Common Stock. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling U.S. Stockholder from those shares. As a result of the Taxpayer Relief Act and the IRS Restructuring Act, the maximum rate of tax on net capital gains on individuals, trusts, and estates from the sale or exchange of assets held for more than one year has been reduced to 20%, and such maximum rate is further reduced to 18% for assets acquired after December 31, 2000, and held for more than five years. For 15% percent bracket taxpayers, the maximum rate on net capital gains is reduced to 10%, and such maximum rate is further reduced to 8% for assets sold after December 31, 2000, and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to U.S. Stockholders by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act or the IRS Restructuring Act.

     TREATMENT OF TAX-EXEMPT STOCKHOLDERS. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) at least one qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the board of directors.


SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

     The rules governing United States income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. This discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state, local, and foreign income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular United States Federal income tax with respect to their investment in the Company if the income from such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States Federal income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose income from their investments in the Company is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend, withheld by the Company, unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under an income tax treaty.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits, unless reduced by an applicable tax treaty. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that were designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, the Company may be required to withhold 10% of distributions in excess of the Company's current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It currently is anticipated that the Company will be a domestically-controlled REIT and, therefore, that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will be a domestically-controlled REIT. If the Company were not a domestically-controlled REIT, a Non-U.S. Stockholder's sale of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the Common Stock were "regularly traded" on an established securities market (such as the NYSE) on which the Common Stock will be listed and the selling stockholder owned no more than 5% of the Common Stock throughout the applicable testing period. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S.

Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     A purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. The Company's Common Stock currently is a regularly traded security on the NYSE. The Company believes that it qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but cannot provide any assurance to that effect.


     Upon the death of a nonresident alien individual, such individual's Common Stock will be treated as part of such individual's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if
(i) the payee fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor as required, (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (iii) the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting, or (iv) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. For example, on October 7, 1997, the Treasury Department issued new regulations (the "New Regulations") that make certain modifications to the withholding, backup withholding, and information reporting rules. On March 27, 1998, the Treasury Department and the IRS released Notice 98-16, which announced that the effective date of the New Regulations will be extended to apply generally to payments made to foreign persons after December 31, 1999. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.


TAX ASPECTS OF THE OPERATING PARTNERSHIP

     General. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Operating Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Annual Distribution Requirements."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the "traditional method" that may leave some of the Book-Tax Differences unaccounted for, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to stockholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.

     With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

     BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company, and
(c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income normally will be characterized as a capital gain if the Company's interest in the Operating Partnership has been held for longer than one year, subject to reduced tax rates described above (See " -- Taxation of U.S. Stockholders -- CAPITAL GAIN DISTRIBUTIONS"). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

     SALE OF THE PROPERTIES. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.


OTHER TAX CONSIDERATIONS

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership through distributions on stock of Highwoods Services held by the Operating Partnership. Highwoods Services will not qualify as a REIT and will pay Federal, state, and local income taxes on its taxable income at normal corporate rates. Any Federal, state, or local income taxes that Highwoods Services is required to pay will reduce the cash available for distribution by the Company to its stockholders.

     As described above, the value of the securities of Highwoods Services held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Common Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of Highwoods Services). See " -- Federal Income Taxation of the Company." This limitation may restrict the ability of Highwoods Services to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.


STATE AND LOCAL TAX

     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.


PROPOSED LEGISLATION

     Under current law, the Company cannot own more than 10% of the outstanding voting securities (other than those securities includible in the 75% asset test) of any one issuer and qualify for taxation as a REIT. See " -- Requirements for Qualification -- ASSET TESTS". For example, the Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of Highwoods Services, and by virtue of its ownership of Common Units, the Company is considered to own its pro rata share of such stock. Neither the Company nor the Operating Partnership, however, own more than 1% of the voting securities of Highwoods Services and the 10% test is satisfied.

     The Company conducts its third-party fee-based services (I.E., leasing, property management, real estate development, construction and other miscellaneous services) through Highwoods Services. The President's Budget Proposal for Fiscal Year 1999 ("Budget Proposal") includes a provision to restrict these types of activities conducted by REITs under current law by expanding the ownership limitation from no more than 10% of the voting securities of an issuer to no more than 10% of the vote or value of all classes of the issuer's stock. The Company, therefore, could not own stock (either directly or indirectly through the Operating Partnership) possessing more than 10% of the vote or value of all classes of any issuer's stock.

     The Budget Proposal would be effective only with respect to stock directly or indirectly acquired by the Company on or after the date of first committee action. To the extent that the Company's stock ownership in Highwoods Services is grandfathered by virtue of this effective date, that grandfathered status will terminate if Highwoods Services engages in a trade or business that it is not engaged in on the date of first committee action or acquires substantial new assets on or after that date. Such restriction, if enacted, would adversely affect the ability to expand the business of Highwoods Services. The Budget Proposal, however, will not become effective until legislation is duly passed by Congress and signed by the President. Consequently, it is not possible to determine at this time all the ramifications that would result from legislation based on the Budget Proposal.


                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents or through a combination of any such method of sale. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     The distribution of Securities may be effected from time to time in transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.


                                    EXPERTS

     The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's annual report (Form 10-K) for the year ended December 31, 1997 (as amended on Form 10-K/A filed on April 29, 1998 and May 19, 1998), and of Highwoods Realty Limited Partnership, incorporated herein by reference from the Operating Partnership's annual report (Form 10-K) for the year ended December 31, 1997 (as amended on Form 10-K/A filed on April 29, 1998 and May 19, 1998), the statement of revenues and certain expenses of Garcia Properties for the year ended December 31, 1997 incorporated herein by reference from the Company's current report on Form 8-K dated February 4, 1998, the statements of revenues and certain expenses of Shelton Properties, Riparius Properties and Winners Circle for the year ended December 31, 1996 incorporated herein by reference from the Company's current report on Form 8-K dated November 17, 1997, and the statement of revenue and certain expenses of Anderson Properties, Inc. and the statement of revenue and certain expenses of Century Center Group for the year ended December 31, 1996 incorporated herein by reference from the Company's current report on Form 8-K dated January 9, 1997 (as amended on Forms 8-K/A filed on February 7, 1997, March

10, 1997 and April 28, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined statement of revenue and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenue and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, incorporated by reference herein from the Company's current reports on Form 8-K dated August 27, 1997 (as amended on Form 8-K/A filed September 23, 1997) and dated October 1, 1997, and the Operating Partnership's current report on Form 8-K dated October 1, 1997, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of J.C. Nichols Company and subsidiaries as of December 31, 1997 and for each of the years in the three-year period then ended, incorporated by reference herein from the Company's current report on Form 8-K dated July 3, 1998 (as amended on Form 8-K/A filed September 28, 1998 and Form 8-K/A filed September 30, 1998), and the Operating Partnership's current report on Form 8-K dated July 3, 1998 (as amended on Form 8-K/A filed September 28, 1998), have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon for the Company and the Operating Partnership by Alston & Bird LLP, Raleigh, North Carolina. In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Alston & Bird LLP.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the information reporting requirements of the Exchange Act and in accordance therewith the Company files reports, proxy statements and other information with the Commission and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Such information, when available, also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). In addition, the Common Stock of the Company, certain series of Preferred Stock and Depositary Shares of the Company and certain debt securities of the Operating Partnership are listed on the NYSE, and similar information concerning the Company or the Operating Partnership can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto. For further information with respect to the Company, the Operating Partnership and the Securities, reference is hereby made to such registration statement, exhibits and schedules. The registration statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company or the Operating Partnership with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

    a. The Company's annual report on Form 10-K for the year ended December 31, 1997 (as amended on April 29, 1998 and May 19, 1998);

    b. The Operating Partnership's annual report on Form 10-K for the year ended December 31, 1997 (as amended on April 29, 1998 and May 19, 1998);

    c. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    d. The Operating Partnership's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    e. The Company's current reports on Form 8-K, dated January 9, 1997 (as amended on February 7, 1997, March 10, 1997 and April 28, 1998), August 27, 1997 (as amended on September 23, 1997), October 1, 1997, November 17, 1997, January 22, 1998, February 2, 1998, February 4, 1998, April 20,
       1998, April 29, 1998, June 10, 1998, June 17, 1998, July 1, 1998, July 3,
       1998 (as amended on September 28, 1998 and September 30, 1998) and November 20, 1998;

    f. The Operating Partnership's current reports on Form 8-K, dated January 9, 1997 (as amended on February 7, 1997, March 10, 1997 and April 28,
       1998), October 1, 1997, November 17, 1997, January 22, 1998, February 2,
       1998, February 4, 1998, April 20, 1998, April 29, 1998, June 10, 1998,
       June 17, 1998, July 1, 1998, July 3, 1998 (as amended on September 28,
       1998) and November 20, 1998; and

    g. The description of the Common Stock of the Company included in the Company's registration statement on Form 8-A, dated May 16, 1994.

     All documents filed by the Company or the Operating Partnership with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person to whom a copy of this Prospectus is delivered upon written or oral request. Requests should be made to: Highwoods Properties, Inc., Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.


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                              LIMITED PARTNERSHIP